                                 Subsidiaries
                                 ------------

Subsidiary and Name                           Jurisdiction In
Under Which It Does Business                  Which Organized
----------------------------                  ---------------

Whirlpool Europe B.V. /1/                     The Netherlands

Whirlpool Properties, Inc. /1/                Michigan

Whirlpool Financial Corporation               Delaware

Whirlpool Financial National Bank /2/         A National Banking Association



The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 1995.



---------------------------------
/1/ Wholly-owned by Registrant
/2/ Wholly-owned by Whirlpool Financial Corporation